Free Writing Prospectus Dated March 5, 2012

Registration Statement No. 333-179835

Filed Pursuant to Rule 433 of the Securities Act of 1933

FINAL TERM SHEET

Issuer:	Progress Energy, Inc.

Legal Format:	SEC Registered

Trade Date:	March 5, 2012

Settlement Date:	March 8, 2012

Designation:	3.15% Senior Notes due 2022

Expected Ratings*:	Moody’s: Baa2
S&P: BBB
Fitch: BBB

Principal Amount:	$450,000,000

Date of Maturity:	April 1, 2022

Interest Rate:	3.15%

Interest Payment Dates:	Payable semiannually on April 1 and October 1 of each year, commencing October 1, 2012.

Public Offering Price:	99.631% of the principal amount thereof.

Benchmark Treasury:	2.000% UST due on February 15, 2022

Benchmark Treasury Yield:	1.993%

Spread to Benchmark Treasury:	+120 basis points

Re-offer Yield:	3.193%

Redemption Terms:	Redeemable at any time prior to January 1, 2022 (three months prior to their maturity date) at a make whole redemption price using the applicable Treasury rate plus 20 basis points (as defined and described in further detail in the Prospectus Supplement). Redeemable on and after January 1, 2022 (three months prior to their maturity date) at a price of 100% plus accrued interest.

CUSIP/ISIN:	743263 AS4 / US743263AS47

Joint Book-Running Managers:	Barclays Capital Inc.
Deutsche Bank Securities Inc.
J.P. Morgan Securities LLC

Co-Managers:	UBS Securities LLC
BB&T Capital Markets, a division of Scott & Stringfellow, LLC
Comerica Securities, Inc.
TD Securities (USA) LLC
Morgan Keegan & Company, Inc.

*A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Barclays Capital Inc. toll-free at (888) 603-5847, Deutsche Bank Securities Inc. toll-free at (800) 503-4611 or J.P. Morgan Securities LLC collect at (212) 834-4533.